EXHIBIT 10.17

August 8, 2022 Tara Heath

VP of Legal and Deputy General Counsel Tara,

In recognition of your past and continued contribution to The Boston Beer Company, we are pleased to provide you with a change to your title, reporting relationship, and compensation opportunity.

Title: Reporting to the Chief Executive Officer, your title will be updated to Chief Legal Officer, General Counsel. This is an exempt position not eligible for overtime.

Effective Date: August 22, 2022

Salary: Your annual salary will increase to $340,000.00 paid bi-weekly per our normal payroll schedule, less all applicable federal, state and local taxes and other authorized payroll withholdings.

Bonus Opportunity: Your bonus opportunity will increase to 50% of actual base pay received during the performance year and funding applied to the XLT bonus scale of 0% - 250%. Actual attainment could be higher or lower based on company and/or individual performance. To be eligible for a bonus payment you must be employed on the last business day of the bonus year, typically December 31st, or the last business day of the calendar year. Your bonus will be retroactive to January 1, 2022 and will not be pro-rated.

Long-Term Incentives: In this role you will continue be eligible to receive equity through Boston Beer Company’s Long Term Equity (LTE) program. While equity is not guaranteed, the target annual value of your award will increase to $250,000.00. The value of your equity award each year could be higher or lower based on Company and/or individual performance, and will be subject to the approval of the Compensation Committee of the Company’s Board of Directors. All equity awards are governed by our Restated Employee Equity Incentive Plan (EEIP) Plan document.

Benefits & Other Allowances: You will continue to receive the same benefits as available in your current role.

At Will Employment: By accepting our offer of a compensation change it does not alter the at-will nature of your employment.

Please indicate your acceptance of this offer by e-signing and accepting the offer via DocuSign. Should you have any questions, please do not hesitate to contact me.

Cheers!

David Burwick

08/09/2022

Tara Heath Date